UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2007

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe Suite 500 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2007, Goodman Global, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Chill Holdings, Inc., a Delaware corporation (“Parent”), and Chill Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Parent agreed to acquire all of the issued and outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company. Under the terms of the Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Hellman & Friedman LLC.

Pursuant to the Agreement, at the effective time of the Merger, each issued and outstanding share of Common Stock, other than any (i) shares owned by Parent, Merger Sub, the Company or its subsidiaries and (ii) shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $25.60 in cash, without interest (the “Merger Consideration”). In addition, the restrictions applicable to each restricted share of Common Stock, other than any restricted share that is subject to an alternative arrangement specifically agreed to between Parent and the holder thereof, shall immediately lapse, and at the effective time, each share of Common Stock will be converted into the right to receive the Merger Consideration. All options to acquire shares of Common Stock outstanding under the Company’s 2004 Stock Option Plan and 2006 Incentive Award Plan, in each case other than any such option that is subject to an alternative arrangement specifically agreed to between Parent and the holder thereof, will vest immediately prior to the effective time, and the holders of such options will be entitled to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such option.

In connection with the Merger, the Company has agreed to commence a tender offer and consent solicitation to repurchase all of the Company’s outstanding Senior Floating Rate Notes due 2012 and 7 7/8% Senior Subordinated Notes due 2012 (collectively, the “Notes”). Details with respect to the self tender offer and consent solicitation will be set forth in tender offer documents to be prepared and filed with the SEC and distributed to the holders of the Notes. The Company has agreed to call for redemption (with redemption to occur on the earliest date permitted under the applicable indenture) all Notes not tendered and accepted for payment.

Consummation of the Merger is not subject to a financing condition, but is subject to various other conditions, including approval by the Company’s stockholders, expiration or termination of all waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the requirement that the Company and its subsidiaries, on a consolidated basis, shall have realized not less than $255 million in EBITDA (as defined in the Agreement) for the fiscal year ended December 31, 2007, and other customary conditions.

In connection with the Merger, Parent has entered into separate voting agreements (the “Voting Agreements”) with certain entities controlled by Apollo Management V, L.P. and the Goodman family, who collectively own approximately 54% of the outstanding Common Stock, pursuant to which, among other things, the stockholders party thereto have agreed to vote their shares of Common Stock in favor of the approval of the Merger, the approval and adoption of the Agreement and against any competing proposal.

Prior to the closing of the Merger and except as permitted in the Agreement, the Company has agreed not to solicit, participate in discussions regarding, or furnish information in connection with, any alternative acquisition proposal.

The Agreement contains specified termination rights, including if the Company’s Board of Directors changes its recommendation to the stockholders in connection with a superior proposal (as defined in the Agreement) or approves a superior proposal, and provides that, upon the termination of the Agreement, under specified circumstances, the Company will be required to pay a termination fee of $55.7 million. If the Agreement is terminated in connection with a superior proposal, the Voting Agreements will also terminate. In addition, if the Merger is not completed due to Parent’s inability to complete the financing for the transaction, then the Company has the option to either (x) receive a termination fee of $75 million, plus an additional $5 million of expenses, or (y) seek damages for willful breach, up to $139.2 million.

The foregoing description of the Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Goodman Global, Inc. Investor Relations, 5151 San Felipe, Suite 500, Houston, Texas 77056, telephone: (713) 861-2500 or on the company’s website at http://www.goodmanglobal.com.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Management Transaction Incentives.

On October 20, 2007, following a recommendation of approval from the Compensation Committee of the Board of Directors of the Company, the Board of Directors approved a set of arrangements intended to provide the senior management of the Company and holders of Company stock options with incentives (the “Management Transaction Incentives”) to retain their employment with the Company and actively perform their job duties with full attention and dedication both prior to and following the effective time of the Merger. The Management Transaction Incentives consist of the following: (i) immediately before (and contingent upon) the effective time of the Merger, accelerated vesting of all outstanding Company stock options; (ii) an incentive of 75% of base salary, linked to attaining a per share price of $25.60 in the Merger; (iii) an incentive of 100% of base salary in exchange for the rollover of Company equity in the Merger; (iv) effective upon the Merger, amendment of senior management severance agreements and the Company’s agreement with Lawrence M. Blackburn (the “Blackburn Employment Agreement”) to (A) add involuntary relocation as a basis for the executive to terminate employment for good reason, (B) provide for a term of four years from the consummation of a change in control of the Company, and (C) provide that severance payments will be made in installments over two years under the Blackburn Employment Agreement and one year under the Severance Agreements; and (v) the Company’s payment of reasonable and customary legal fees for senior management in connection with the Merger. The executive officers of the Company are authorized by the Board of Directors to take action consistent with that presented to the Board of Directors to implement the Management Transaction Incentives.

Item 8.01	Other Events.

On October 22, 2007, the Company issued a news release announcing, among other things, the Agreement. The news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of October 21, 2007, by and among Chill Holdings, Inc., Chill Acquisition, Inc. and Goodman Global, Inc.*

99.1	Press Release, dated October 22, 2007.

*	Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goodman Global Holdings, Inc.

Date: October 25, 2007	By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of October 21, 2007, by and among Chill Holdings, Inc., Chill Acquisition, Inc. and Goodman Global, Inc.*

99.1	Press Release, dated October 22, 2007.

*	Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.